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                                                                    Exhibit 3.10

      I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of TCC TV a Cabo Ltda.


                                          By: /s/ DOUGLAS DURAN
                                              ---------------------
                                                  DOUGLAS DURAN
                                                  Attorney-in-fact

Date: October 1, 1997
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                           ARTICLES OF INCORPORATION

ALBERTO CHICON MARTIN, a Brazilian citizen, legally separated, trader, residing and domiciled at Rua Gal. Aristides Athaide Junior no 1.355, apt. 1.501, District of Champagnat, in Curitiba, State of Parana, bearer of ID Card RG 792.456-9-PR and enrolled with the Board of Taxpayers CPF under no 161.133.309-15; MANUEL LOPEZ PICHEL, a Brazilian citizen, married, trader, residing and domiciled at Rua Salustiano Cordeiro no 21, District of Agua Verde, in Curitiba, State of Parana, bearer of ID Card RG 1.236.535-7 -PR and enrolled with the Board of Taxpayers CPF under no 359.142.039-53 and SUNG JOON MOON, a naturalized Brazilian citizen, married, trader, residing and domiciled at Rua Des. Otavio do Amaral no 109, Merces, in Curitiba, State of Parana, bearer of ID Card RG 3.626.250-PR and enrolled with the Board of Taxpayers CPF under no 007.040.948-00, HAVE RESOLVED through this private instrument of agreement, to organize a limited liability commercial company, which shall be governed by Laws no 3.708 of January 10, 1919 and 4.726 of July 13, 1965, by the other applicable legal provisions and by the following clauses:

CLAUSE ONE. The company's name shall be TCC TV A CABO LTDA., with principal place of business and venue in Curitiba, State of Parana, at Av. Nossa Senhora Aparecida no 381, suite 02, District of Seminario.

CLAUSE TWO. The company's objects are to trade in Antennae, Video Films, Video Disks and Video Games, the Performance of Cable Transmission Services, Placement of Community Antennae and everything related to the Transmission, Distribution, Radio Link, Reception and Processing of Images, Sounds, Signals and Data via Cable, Optical Fiber or any other equivalent or substitute product and technology. The company's objects also include the leasing of Video films, Video Disks and Video Games under the conventional system and the system known as Pay-Per-View, or electronic lease, or further any other system or technology which may be developed in future.

CLAUSE THREE. The company has an indeterminate term of duration and will start up its activities on February 1, 1991.

CLAUSE FOUR. The fully subscribed and paid up capital stock, as provided herein, is Cr$2,100,000.00 (two million one hundred thousand cruzeiros), divided into 2,100,000 (two million one hundred thousand) quotas of Cr$1.00 (one cruzeiro) each, distributed as follows among the partners:

1 - ALBERTO CHICON MARTIN hereby subscribes 700,000 (seven hundred thousand) quotas in the amount of Cr$700,000.00 (seven hundred thousand cruzeiros), Cr$100,000.00 (One hundred thousand cruzeiros) of which are paid up in Brazilian currency and the remaining Cr$600,000-00 (six hundred thousand cruzeiros) will be paid up in six (06) equal installments, the first of which will mature in March 1991, in currency.
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2 - MANUEL LOPEZ PICHEL, hereby subscribes 700,000 (seven hundred thousand)
quotas in the amount of Cr$700,000.00 (seven hundred thousand cruzeiros), Cr$100,000.00 (One hundred thousand cruzeiros) of which are paid up in Brazilian currency and the remaining Cr$600,000.00 (six hundred thousand cruzeiros) will be paid up in six (06) equal installments, the first of which will mature in March 1991, in currency.

3 - SUNG JOON MOON, hereby subscribes 700,000 (seven hundred thousand) quotas in the amount of Cr$700,000.00 (seven hundred thousand cruzeiros), Cr$100,000.00 (One hundred thousand cruzeiros) of which are paid up in Brazilian currency and the remaining Cr$600,000.00 (six hundred thousand cruzeiros) will be paid up in six (06) equal installments, the first of which will mature in March 1991, in currency.

CLAUSE FIVE. The liability of the partners is limited to the full amount of the capital stock, pursuant to the provisions of article 2 of Law 3.708 of January 10, 1919.

CLAUSE SIX. Company resolutions, even if they result in contractual amendments, may be taken by the partners representing the absolute majority of the capital stock, as permitted by article 62, paragraph 2, of Decree no 57.651, of January 19, 1966.

CLAUSE SEVEN. The Company's quotas are indivisible and may not be transferred or disposed of to third parties without the unanimous consent of the remaining partners, who will have the right of first refusal in their purchase.

CLAUSE EIGHT. The partner wishing to transfer his quotas will notify the company in writing, stating the price, manner and time limit of payment, to allow the remaining partners to exercise or waive their right of first refusal within thirty days as of the receipt of the notice or within a longer period of time at the discretion of the offering quotaholder. Once this time limit has elapsed without the exercise of the right of first refusal, the quotas may be freely transferred.

CLAUSE NINE. The company shall be managed by one partner in the capacity of manager, who will use the company's name and represent it as Plaintiff or Defendant, in or out of Court, being barred however from employing the company's name under any heading or in any manner whatsoever in operations or businesses which are alien to the corporate object, specially the granting of collateral, securities, endorsements or guarantees in favor of third parties.

CLAUSE TEN. As compensation for the services performed for the company the partners will receive in the manner of Pro Labore a monthly amount mutually determined, subject to the tax limitations provided in the income tax legislation, which amount will be booked to administrative expenses.

CLAUSE ELEVEN. The partner ALBERTO CHICON MARTIN is hereby appointed manager and is exempt from offering collateral.


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CLAUSE TWELVE. The fiscal year will coincide with the calendar year and on
December 31 of each year the company's balance sheet will be drawn up, subject to the applicable legal and technical limitations. Revenues shall be shared by the partners in the proportion of their quotas and profits may, at the criteria of the partners, be distributed or set aside as reserves.

CLAUSE THIRTEEN. The partners declare they are not liable for any of the crimes provided by law which might prevent them from performing commercial activities.

CLAUSE FOURTEEN. The death of any partner will not necessarily dissolve the company. The heirs and successors of the deceased partner will be vested in his rights and obligations and may be represented, as long as their share remains undivided, by one of them duly appointed by the others.

PARAGRAPH ONE. Once the assets of the deceased have been ascertained in a balance sheet, they will be paid in ten (10) equal installments, the first of which will mature thirty days after the court order which allows for the perfection of the operation, also before the Registry of Trade, has been submitted to the Company.

PARAGRAPH TWO. By mutual consent among the partners and heirs other payment conditions may however be agreed, as long as they do not affect the company's economic and financial condition.

PARAGRAPH THREE. By agreement of the surviving partners, the heirs may be admitted to the company as long as there is no impediment as far as their legal capacity is concerned.

In witness whereof, the parties have drawn up, dated and signed this instrument together with two witnesses, in three counterparts duly initialled overleaf, the provisions of which they undertake to comply with by themselves and their heirs.

Curitiba, January 20, 1991.
(signed by Alberto Chicon Martin, Manuel Lopez Pichel and Sung Joon Moon)

(signed by Witnesses)


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                              TCC TV A CABO LTDA.
                         CGC/MF No  82.409.962/0001-63
                6TH AMENDMENT TO THE ARTICLES OF INCORPORATION

By this private instrument:

MYONG JAE HAN, a naturalized Brazilian citizen, married, businessman, residing and domiciled at Rua Saldanha Marinho, no 1971, bearer of ID Card RG 2.058.385-1/PR and enrolled with the Board of Taxpayers CPF under no 278.169.409-63;

SUNG JOON MOON, a naturalized Brazilian citizen, legally separated, trader, bearer of ID Card RG 3.626.250-PR and enrolled with the Board of Taxpayers CPF under no 007.040.948- 00, residing and domiciled in this capital city at Rua otavio do Amaral, no 109;

sole quotaholders of the commercial corporation TCC TV A CABO LTDA. a private law body corporate, with principal place of business in this capital city at Rua Benjamin Lins, no 761, having its Articles of Incorporation duly filed with the Board of Trade of the State of Parana under no 412.0249038 at the session of January 31, 1991 and its latest contractual amendment filed under no 9.5058141-0 at the session of May 8, 1995 and further as newly admitted partner

TVA SUL PARTICIPACOES S.A., a private law body corporate, with its principal place of business in this capital city at Rua Martha Kateiva de Oliveira, 49 - room 4, with its By-Laws currently being filed with the Board of Trade of the State of Parana, herein represented by its attorney-in-fact LEONARDO PETRELLI NETO, a Brazilian citizen, married, expert in telecommunications, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, residing and domiciled in this capital city at Rua Clovis Bevilaqua, 420 - apt. 701;

HAVE RESOLVED:

1. To approve the assignment and transfer of 61,250 (sixty-one thousand two hundred and fifty) free and unencumbered quotas by the partner Myong Jae Han, whose particulars are given above, to the newly admitted partner TVA SUL PARTICIPACOES S.A., whose particulars are given above, for the price agreed between the parties, the Assignor granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading.

2. To approve the assignment and transfer of 61,250 (sixty-one thousand two hundred and fifty) free and unencumbered quotas, detailed below, by the partner Sung Joon Moon, whose particulars are given above, to the newly admitted partner TVA SUL PARTICIPACOES S.A.,


                                      - 1 -
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whose particulars are given above, for the price agreed between the parties, the
Assignor granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading.

3. As a result, the capital stock shall be R$250,000.00 (two hundred and fifty thousand Reais) divided into 250,000 (two hundred and fifty thousand) quotas, in the par value of R$1.00 (one Real) each, distributed as follows among the partners:

Partners                           Quotas        Value R$
MYONG JAE HAN                      63,750     R$  63.750.00
SUNG JOON MOON                     63,750     R$  63,750.00
TVA-Sul Participacoes S.A.        122,500     R$ 122,500.00
TOTAL                             250,000     R$ 250,000.00

4. To change the company's management and appoint the partner TVA - SUL PARTICIPACOES S.A. which delegates its powers to its representatives Messrs. Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist, bearer of ID Card RG no 2.944.700 and enrolled with the Board of Taxpayers CPF under no 128.701.967-68, residing and domiciled at Alameda Argentina no 406, Barueri, SP; Douglas Duran, a Brazilian citizen, married, business administrator, bearer of ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72, residing and domiciled at Alameda das Rosas, 444, Barueri/SP; and Leonardo Petrelli Neto, a Brazilian citizen, married, expert in telecommunications, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, who shall occupy the position of Company Directors

5. In view of the measures approved above, as well as of other changes they intend to make to the Articles of Incorporation, the quotaholders have resolved to reword and restate the Articles of Incorporation, which shall henceforth be worded as follows:

                           ARTICLES OF INCORPORATION

                                       I
                    NAME, HEAD OFFICE, OBJECT AND DURATION

CLAUSE 1. The company's name shall be TCC TV A CABO LTDA.

CLAUSE 2. The company's principal place of business is located at Rua Benjamin Lins, no 761, in Curitiba, State of Parana.


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      Sole Paragraph. The Company's Board of Directors may open and close branches and offices anywhere in the Brazilian territory.

CLAUSE 3. The Company's objects are: (a) the exploitation, distribution, transmission, radio links and operation of special cable television services, through the reception and processing of images, sounds, signals and data and/or the respective generation, through community antennae, by physical means, heads, networks, trunk system, distribution systems, user or subscriber systems, in open or closed communities, preparation and/or placement of projects, including on behalf or for the account of third parties, or the utilization or the employment of any other means, systems, equipment, technical or technological products, their equivalents or substitutes; electronic lease or further any other means or system which technology or the state of the art might develop in future; (b) import and export of goods, products, equipment or services, directly or indirectly related to the corporate object, as well as the performance of services and the representation of other domestic or foreign corporations; and (c) participation in other corporations as partner, shareholder, quotaholder or syndicated member.

CLAUSE 4.         The Company has an indeterminate term of duration.

                                      II
                                 CAPITAL STOCK

CLAUSE 5. The capital stock is R$R$250,000.00 (two hundred and fifty thousand Reais) divided into 250,000 (two hundred and fifty thousand) quotas, in the par value of R$1.00 (one Real) each, fully subscribed and paid up in Brazilian currency, distributed as follows among the partners:

Partners                           Quotas        Value R$
MYONG JAE HAN                      63,750     R$  63.750.00
SUNG JOON MOON                     63,750     R$  63,750.00
TVA-Sul Participacoes S.A.        122,500     R$ 122,500.00
TOTAL                             250,000     R$ 250,000.00

      Sole Paragraph. The partners' liability is limited, pursuant to the law, to the full amount of capital stock.

                                     I I I
                                  MANAGEMENT

CLAUSE 6. The company shall be managed by the partner TVA Sul Participacoes S.A., who hereby delegates its powers to representatives who shall be designated Directors.


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      Paragraph 1. The Board of Directors, which is appointed for an indeterminate term, shall be made up as follows: Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist, bearer of ID Card RG no 2.944.700 and enrolled with the Board of Taxpayers CPF under no 128.701.967-68, residing and domiciled at Alameda Argentina no 406, Barueri, SP; Douglas Duran, a Brazilian citizen, married, business administrator, bearer of ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72, residing and domiciled at Alameda das Rosas, 444 Barueri/SP; and Leonardo Petrelli Neto, a Brazilian citizen, married, expert in telecommunications, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, appointed by delegation of the partner TVA - SUL PARTICIPACOES S.A., who will have the powers to manage the company's business.

      Paragraph 2. The Company shall be represented:

      (a) by two Directors jointly, as Plaintiff or Defendant, or by one Director jointly with one attorney-in-fact or further by two attorneys-in-fact with special powers.

      (b) severally, by one Director or one attorney-in-fact with special powers in the performance of day-to-day activities, forwarding of mail, issue of receipts and endorsement of checks for deposit in the company's bank accounts.

      Paragraph 3. The appointment of attorneys-in-fact will require the joint signature of two Directors and the respective powers-of-attorney will specifically list the acts they may perform. With the exception of those which grant the powers of the "ad judicia" clause, all the other powers-of-attorney granted by the Company will have a limited term of validity of one year.

      Paragraph 4. The Directors are barred from using the company name in third party guarantees and business alien to the company's interest or acts which imply an act of graciousness.

      Paragraph 5. The Directors are exempt from offering collateral and under the heading of pro labore they will be entitled to a monthly compensation to be determined by the quotaholders.

CLAUSE 7. None of the partners may fully or partly assign its quotas to third parties, without firstly offering them in writing, at least thirty days in advance, to the other partner which, under equal conditions, will have a right of first refusal to purchase them.

      Paragraph 1. The assignment will be preceded by a notice with a written offer to purchase by third parties in good faith, in order for the other partner to exercise its right of first refusal within thirty days, if it wishes to do so.


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      Paragraph 2. Should the right of first refusal fail to be exercised, the notifying partner may assign its quotas to the interested third parties within ten days and subject to the conditions set forth in the notice; any assignment beyond said ten day time limit and in disagreement with the initial offer will be null and void.

      Paragraph 3. The assignment of the company's quotas which imply a transfer of the company's controlling power will be subject to prior authorization by the Ministry of Communications.

                                       V
                  AMENDMENT TO THE ARTICLES OF INCORPORATION,
                          DISSOLUTION AND LIQUIDATION

CLAUSE 8. Any amendment to these articles requires the prior consent of all the voting partners.

CLAUSE 9. In the event of bankruptcy, death, incapacity, exclusion or removal of one of the partners, the Company will not be dissolved. In any of these events, the assets of the bankrupt, deceased, incapacitated, excluded or removed partner will be ascertained on the basis of a special balance sheet and paid to the partner or its heirs in twelve (12) monthly, equal and successive installments, accrued by monetary restatement at the legally permitted rate and interest of twelve percent (12%) per annum.

      Sole Paragraph. In the event of death or mental disability, the partner's heirs may appoint a representative to remain in the Company, who will be approved by the other partners.

                                      VI
                    FISCAL YEAR, BALANCE SHEET AND PROFITS

CLAUSE 10. The fiscal year will end on December 31 whereupon the appropriate financial statements will be drawn up. The company may also draw up interim balance sheets and resolve upon the respective distribution of profits. All resolutions regarding distribution of profits require the unanimous approval of the quotaholders.

                                      VII
                           MISCELLANEOUS PROVISIONS

CLAUSE 11. The Company, through all its quotaholders, undertakes to strictly comply with all the laws, decrees, regulations, rules and recommendations made by the Awarding Public Powers.


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                                     VIII
                                     VENUE

CLAUSE 14. The parties elect the courts of the Administrative Region of Curitiba, State of Parana, to settle any claims arising from this Charter.

The undersigned partners and directors declare they are not liable for any of the crimes provided by law which prevent them from performing commercial activities.

In witness whereof, the parties have executed this instrument in three counterparts before two witnesses, undertaking for themselves and their successors to faithfully comply with its clauses.

Curitiba, March 21, 1996

(signed by Myong Jae Han, Sung Joon Moon and TVA Sul Participacoes S.A.)

(signed by Directors Jose Augusto Pinto Moreira, Douglas Duran, Leonardo Petrelli Neto)

(signed by two witnesses)

ATTEST: (signed by Cicero Jose Zanetti de Oliveira)

Board of Trade of the State of Parana I certify registration under on August 7, 1996 under no 961092300 (signed by Sidmar Antonio Cavet, Secretary General)


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